SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT, entered into as of the 19th day of July, 2001, by and among LEIF SANDBERG, residing at Hågavägen 41, SE-168 54 Bromma, Sweden, and RONNY GUSTAFSSON, residing at Silverdalsvägen 13, SE-178 34 Ekerö, Sweden (Leif Sandberg and Ronny Gustafsson are herein collectively called "Sellers" and individually "Seller"), and NYBYGGAREN 10:1036 AB, under name change to RICHARDSON SWEDEN HOLDING AB, a Swedish company with corporate registration number 556601-4410 and registered address at c/o Baker & McKenzie, P.O. Box 5719, SE-114 87 Stockholm, Sweden, (herein called "Purchaser") and RICHARDSON ELECTRONICS, LTD., a Delaware corporation, having its principal place of business at 40 W 267 Keslinger Road, PO Box 393, LaFox, IL 60147-0393, U.S.A. (herein called "Parent");

W I T N E S S E T H:

     WHEREAS, Sellers are the owners of all of the issued and outstanding shares and the principal officers and the directors of Sangus Holding AB, a Swedish corporation with corporate registration number 556589-5538 and its principal place of business at Hågavägen 41, SE-168 54 Bromma, Sweden (herein called "the Company"), are fully familiar with the business and operations of the Company and are willing to be employed by or provide consulting services to the Company and not to compete with Purchaser; and

     WHEREAS, Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, all of the Company's issued and outstanding shares of all classes and series (herein "Shares"), in accordance with all the terms and subject to all of the conditions herein set forth;

     NOW, THEREFORE, in consideration of the premises hereof (which the parties agree are hereby incorporated into and made a part of their agreement herein) and of the mutual covenants and agreements herein set forth, it is hereby agreed as follows:

  Definitions.

  1.1 "Accounting Date" shall mean June 30, 2001.

  1.2 "Agreement" shall mean this Share Purchase Agreement.

  1.3 "Applicable Law" means, in respect of any Person, property, transaction or event, all applicable laws, statutes, regulations, treaties, orders, judgments and decrees and all applicable official directives, rules, guidelines, standards, orders and policies of any Governmental Authority having authority over any of the foregoing.

  1.4 "Closing Balance Sheet" shall mean the consolidated balance sheet of the Company as of the Accounting Date, to be prepared in accordance with Article 8 hereof.

  1.5 "Closing Date" shall mean the date of this Agreement.

  1.6 "CPA Firm" shall mean KPMG.

  1.7 "DD Information" means the due diligence information and materials made available by Sellers for review by Purchaser prior to the date hereof and specified in Schedule 4.7 as well as any information contained or referred to in this Agreement or the Schedules or Exhibits hereto.

  1.8 "Environmental Activity" means any activity, event or circumstance in respect of a Hazardous Substance, including, without limitation, its storage, use, holding, collection, purchase, accumulation, assessment, generation, transportation or its Release into the natural environment including movement through or in the air, soil, subsoil, surface water or groundwater.

  1.9 "Environmental Laws" means any and all national and local statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, grants, licenses, agreements or other governmental restrictions of Sweden, Finland and Norway and their respective provinces and applicable Governmental Authorities with respect to the Company, the Subsidiaries or their respective operations, in each case relating to the environment, health and safety, health protection or any Environmental Activity.

  1.10 "Financial Statements" shall mean collectively the audited consolidated balance sheet and the audited consolidated profit and loss statement as of and for the period ended December 31, 2000, together with accompanying schedules and notes thereto, of the Company.

  1.11 "Finnish Subsidiary" means Sangus OY, a Finnish corporation.

  1.12 "Finnish Transaction" means the acquisition on or prior to the date hereof by the Swedish Subsidiary from Mr. Pauli Leinonen of all shares in the Finnish Subsidiary not already owned by the Swedish Subsidiary, as result of which the Swedish Subsidiary becomes the sole owner of all shares in the Finnish Subsidiary, in accordance with the terms and conditions of the agreement dated August 4, 2000 between Mr. Leinonen on the one side and the Company and the Swedish Subsidiary on the other side.

  1.13 "Governmental Authority" means the government of any nation, state, province, municipality or other political subdivision thereof, and any entity exercising executive, legislative, regulatory or administrative functions.

  1.14 "Group" shall mean the Company together with the Subsidiaries.

  1.15 "Hazardous Substances" shall mean any and all pollutants, contaminants, dangerous, hazardous or toxic materials, substances or wastes, including petrochemical products and wastes, of any description whatsoever, and including, without limitation, those defined as such in any applicable Environmental Law, or under any other applicable federal, state or local law, statute, regulation, order or decree regulating substances threatening or potentially threatening to life, health, welfare, public safety or the environment.

  1.16 "Lien" means any mortgage, charge, lien, hypothec, trust, encumbrance, charge, pledge, assignment, security interest, title retention, or any other security arrangement of whatsoever nature, kind or description, other than any Permitted Lien.

  1.17 "Nordic Operations" means any operations, whether directly or indirectly, in the Nordic Region.

  1.18 "Nordic Region" means Denmark, Finland, Norway and Sweden.

  1.19 "Operating Profit" shall mean, for any period, sales and commissions less cost of sales, plus exchange gains and losses realised on billings to customers and payments to suppliers and less selling, general and administrative expenses, but excluding any bonus payable to any of Sellers relating to their employment or consultancy relationship, as the case may be, with the Group attributable to any period of time after the Accounting Date, including depreciation (excluding financial income and expense), calculated on a consolidated basis.

  1.20 "Parent Reference Amount" means the amount in SEK which is equal to the Operating Profit of the Parent's Nordic Operations for the twelve-month period ended on the Accounting Date, as agreed upon or determined pursuant to section 8.3 or 8.4.

  1.21 "Permitted Liens" means (i) Liens for taxes, assessments or governmental charges or levies, (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations, (iii) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation and (iv) Liens securing obligations representing the deferred purchase price of goods or services, if, in each case under (i) through (iv), the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings, and for which reserves in the full amount necessary to satisfy the Lien shall have been set aside on the Closing Balance Sheet.

  1.22 "Person" means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, Governmental Authority, authority or entity however designated or constituted.

  1.23 "Proprietary Rights" means all patents, patent applications, trademarks, trademark applications, trade names, service marks, label filings, domain names, copyrights, royalty rights, brand names, logos, applications therefor and registrations thereof and inventions.

  1.24 "Reference Equity" shall mean SEK 44.6 million.

  1.25 "Released" means, with respect to any Hazardous Substance, the method by which such Hazardous Substance comes to be in the environment at large and includes, without limitation, discharging, spraying, injection, abandonment, depositing, spilling, leaking, seeping, pouring, emission, emptying, throwing, dumping, placing and exhausting, and when used as a noun has a similar meaning.

  1.26 "Subsidiary" or "the Subsidiaries" means the Swedish Subsidiary and the Finnish Subsidiary, collectively.

  1.27 "Swedish Subsidiary" means Sangus AB, a Swedish corporation with corporate registration number 556461-0714.

  Agreement of Sale and Purchase of Shares.

  Subject to the terms and conditions of this Agreement, the Sellers hereby agree to and do hereby sell, assign, deliver and transfer to Purchaser and Purchaser hereby agrees to and does hereby buy from each of the Sellers, the number of Shares set forth opposite the respective signatures of the Sellers at the end of this Agreement.

  Purchase Price and Payment.

  3.1 Purchase Price. Purchaser agrees to pay to Sellers, and Sellers agree to accept, as the aggregate purchase price hereunder for the Shares (herein called the "Purchase Price"), an amount equal to the initial payment provided for in section 3.1.1 below, subject to the adjustment provided for in section 3.1.2 below, and the amount ultimately paid to Sellers under section 3.1.3 below.

  3.1.1 Concurrently with the signing of this Agreement, Purchaser shall pay to Sellers in immediately available funds to Sellers' account or accounts as directed by Sellers, an aggregate sum in SEK of 104,200,000.

  3.1.2 If the amount in SEK shown as shareholders' equity (Sw.: eget kapital) in the Closing Balance Sheet is greater or less than the Reference Equity, Purchaser or Sellers, as applicable, shall within seven (7) calendar days from the day on which the parties reached agreement on, or from receipt of notice of the final determination of, the Closing Balance Sheet as provided for in section 8.1 or 8.4 pay by wire transfer of immediately available funds to a bank account designated for this purpose by the other party, as adjustment of the Purchase Price an amount equal to such surplus or shortfall, as the case may be.

  3.1.3 Within ten (10) days after the Operating Profit of the Company and the Operating Profit of the Parent's Nordic Operations for the annual periods ending on each anniversary, respectively, of the Accounting Date through the third anniversary thereof have been agreed or determined as provided in sections 8.3 and 8.4 below, the Purchaser shall pay to Sellers, in immediately available funds to Sellers' account or accounts as directed by Sellers,

  (i) With respect to the one-year anniversary period, an aggregate sum in SEK equal to one third of the following amount: the sum of (S1) and (R1) multiplied by two reduced by SEK 30 million, where (S1) shall be the Operating Profit of the Company for the period and (R1) shall be the amount by which the Operating Profit of the Parent's Nordic Operations for the period exceeds the Parent Reference Amount,

  (ii) With respect to the two-year anniversary period, an aggregate sum in SEK equal to two thirds of the following amount less the amount paid by Purchaser with respect to the first anniversary period as provided for in (i) above: the sum of (S2) and (R2) reduced by SEK 30 million, where (S2) shall be the cumulative Operating Profit of the Company for the two-year period ending on the second anniversary of the Accounting Date and (R2) shall be the amount by which the cumulative Operating Profit of the Parent's Nordic Operations for such two-year period exceeds an amount equal to two times the Parent Reference Amount, and

  (iii) With respect to the three-year anniversary period, an aggregate sum in SEK equal to the following amount less the net aggregate amount (taking into account any reimbursement made by Sellers due to the amount calculated in (ii) being negative, as provided for below) paid by Purchaser with respect to the one-year and two-year anniversary periods as provided for in (i) and (ii) above: two thirds of the sum of (S3) and (R3) reduced by SEK 30 million, where (S3) shall be the cumulative Operating Profit of the Company for the three-year period ending on the third anniversary of the Accounting Date and (R3) shall be the amount by which the cumulative Operating Profit of the Parent's Nordic Operations for such three-year period exceeds an amount equal to three times the Parent Reference Amount.

  For the avoidance of doubt, it is agreed as follows. If the amount calculated in (i) above is negative, Purchaser shall not as a result thereof be entitled to any payment from Sellers. If the amount calculated in (ii) above is negative, such negative amount shall be reimbursed within ten (10) days to Purchaser by Sellers up to the aggregate amount they received as payment with respect the first period. If the amount calculated in (iii) above is negative, such negative amount shall be reimbursed within ten (10) days to Purchaser by Sellers up to the aggregate net amount they received as payment with respect to the first and second periods.

  Representations, Warranties and Covenants of Sellers.

  Each Seller hereby, severally and not jointly, represents, warrants and covenants to Purchaser and Parent that the following statements are true and correct as of the Accounting Date and the Closing Date:

  4.1 Shares. Schedule 4.1 sets forth the Company's registered share capital, its shares of all classes and series outstanding, and the record and beneficial owners of such shares, each of which outstanding shares has been and is duly and validly authorized and issued, fully paid and non-assessable, and not issued in violation of any preemptive right of shareholders or of any Applicable Law. Such shares are owned free and clear of all Liens, claims, shareholder agreements, and voting trusts, contracts, arrangements, commitments or understandings of any nature, kind or description. There is no commitment, plan, or arrangement to issue or transfer, and no outstanding option, warrant, or other right calling for the issuance or transfer of any share capital of the Company or any security convertible into or exchangeable for share capital of the Company, nor is there any outstanding security convertible into or exchangeable for share capital of the Company. The Shares to be sold hereunder are all the issued and outstanding shares of equity securities of any class and any series of the Company. Upon execution and delivery of this Agreement and the share certificates by Sellers as provided in Article 7, Purchaser will have good and valid title to all of the Shares, which constitute all of the issued share capital of the Company, and the certificates representing the same, free and clear of all Liens, claims, shareholders' agreements, voting trusts, contracts, arrangements, commitments or understandings of any nature, kind or description.

  4.2 Organization and Capitalization. The Company is a company duly organized and validly existing under the laws of Sweden. The directors and officers of the Company are set forth on Schedule 4.2 and the Company has no committees of its Board of Directors, except as reflected on such Schedule. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly licensed or qualified as a foreign corporation in all jurisdictions where the nature of its business or the property owned, leased or operated by it so requires and failure to be so licensed or qualified would have a material adverse effect upon it or its business or assets. The Company has no subsidiary nor owns any other interest in any other enterprise, except the Subsidiaries.

  4.3 Subsidiary Shares. Schedule 4.3 sets forth, respectively, the Subsidiaries' registered share capital, their shares of all classes and series outstanding, all of which are owned of record and beneficially by, with respect to the Swedish Subsidiary, the Company, or, with respect to the Finnish Subsidiary (subject to completion of the Finnish Transaction), the Swedish Subsidiary, and each of which outstanding shares has been and is duly and validly authorized and issued, fully paid and nonassessable, and not issued in violation of any preemptive right of shareholders or of any Applicable Law. Such shares are owned free and clear of all Liens, claims, shareholder agreements, and voting trusts, contracts, arrangements, commitments or understandings of any nature, kind or description. There is no commitment, plan, or arrangement to issue or transfer, and no outstanding option, warrant, or other right calling for the issuance or transfer of any share capital of the Subsidiaries or any security convertible into or exchangeable for share capital of the Subsidiaries, nor is there any outstanding security convertible into or exchangeable for share capital of the Subsidiaries, subject to the completion of the Finnish Transaction.

  4.4 The Subsidiaries' Organization and Capitalization

  4.4.1 The Swedish Subsidiary is a corporation duly organized and validly existing under the laws of Sweden. The directors and officers of the Swedish Subsidiary are set forth on Schedule 4.4.1 and the Swedish Subsidiary has no committees of its Board of Directors, except as reflected on such Schedule. The Swedish Subsidiary has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Swedish Subsidiary is duly licensed or qualified as a foreign corporation in all jurisdictions where the nature of its business or the property owned, leased or operated by it so requires and failure to be so licensed or qualified would have a material adverse effect upon it or its business or assets. The Swedish Subsidiary has no subsidiary nor owns any other interest in any other enterprise other than the Finnish Subsidiary.

  4.4.2 The Finnish Subsidiary is a corporation duly organized and validly existing under the laws of Finland. The directors and officers of the Finnish Subsidiary are set forth on Schedule 4.4.2 and the Finnish Subsidiary has no committees of its Board of Directors, except as reflected on such Schedule. The Finnish Subsidiary has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Finnish Subsidiary is duly licensed or qualified as a foreign corporation in all jurisdictions where the nature of its business or the property owned, leased or operated by it so requires and failure to be so licensed or qualified would have a material adverse effect upon it or its business or assets. The Finnish Subsidiary has no subsidiary nor owns any other interest in any other enterprise.

  4.5 Authority and Binding Obligation. All action necessary to authorize the execution and delivery by such Seller of this Agreement and the other documents required to be executed by such Seller hereunder and the performance of his obligations hereunder and thereunder have been duly taken on or prior to the Closing Date. The execution and delivery of this Agreement and the other documents required to be executed by such Seller hereunder and the performance of such Seller's covenants and agreements herein and therein contained do not and will not violate or conflict with any provision of, constitute or result in any material breach of any of the terms, conditions or provisions of, or constitute a default or provide a right to terminate under, any provision of law known to such Seller or any agreement or other instrument of which such Seller, the Company, the Swedish Subsidiary or the Finnish Subsidiary is a party or by which any of them may be bound, or any order, decree, judgment or regulation of any arbitrator, court or governmental body having jurisdiction over Sellers, the Company, the Swedish Subsidiary or the Finnish Subsidiary, their respective businesses or assets, or result in the creation of any Lien upon any of the Shares, the shares of the Swedish Subsidiary or the Finnish Subsidiary, or the Group's business or assets, and do not and will not require the consent or approval of any other person (except as specified in Schedule 4.5), court or Governmental Authority; in each case except as would not have a material adverse effect on the transactions contemplated hereunder or on the business of the Group. This Agreement is a legal, valid and binding obligation of such Seller, enforceable in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or the availability of equitable remedies.

  4.6 Compliance with Laws. The businesses and operations of the Company, the Swedish Subsidiary and the Finnish Subsidiary have been and are being conducted in compliance with their respective corporate charter and licenses, if any, and in all material respects with all Applicable Laws and any authorization, permit, grant, license, consent, right, privilege, registration, filing, commitment, approval, or direction issued or granted by law or by any Governmental Authority and, to the Group's and such Seller's knowledge, are not subject to any judicial, governmental, regulatory or other investigations, proceedings, inquiries or notices. Neither the Company, nor the Swedish Subsidiary, nor the Finnish Subsidiary, nor such Seller, has received any notice of non-compliance under any Applicable Law not previously corrected with reference to the Group's operations or its business or assets or has any knowledge of any facts which would give rise to a notice of non-compliance under any Applicable Law, authorization, permit, grant, license, consent, right, privilege, registration, filing, commitment, approval, or direction issued or granted by law or by any Governmental Authority.

  4.6.1 There are no hazardous building materials subject to exposure or release (including, but not limited to, friable asbestos or similar substances) present in any portion of the Group's assets.

  4.6.2 There neither is nor has been, any Hazardous Substance or Environmental Activity at, upon, under, over, within or with respect to Group's business or properties on which it operates with the exception of the handling, use or storage in accordance with Environmental Laws.

  4.6.3 All Hazardous Substances and other wastes, materials and substances handled, used, disposed of, transported, Released, discharged, emitted, treated or stored (i) on or off-site of any location at which Group operates its business, or (ii) into or upon the air, surface water, groundwater or land, with respect to the Group's operations, whether hazardous or non-hazardous, have been since the commencement of such operations, handled, used, disposed of, transported, Released, discharged, emitted, treated and stored, in compliance with all Applicable Laws.

  4.6.4 Neither the Company, nor the Swedish Subsidiary, nor the Finnish Subsidiary, nor such Seller has received any notice, or has any knowledge of any facts that reasonably likely could give rise to any notice, that the Company, the Swedish Subsidiary or the Finnish Subsidiary is a potentially responsible party for a national, provincial, state, municipal or local cleanup site or corrective action under any Environmental Law or other Applicable Law.

  4.6.5 Neither the Company, nor the Swedish Subsidiary, nor the Finnish Subsidiary, nor such Seller, has had an environmental audit conducted with respect to Group's operations or any location at which the Group operates its business. For purposes hereof, an environmental audit shall mean any evaluation, assessment, study or test performed by or at the request of Sellers, the Company, the Swedish Subsidiary or the Finnish Subsidiary or at the request of or on behalf of any national or local administrative, regulatory or governmental agency or authority.

  4.7 Due Diligence Materials. In addition to the Schedules and Exhibits hereto, Sellers have provided Purchaser with the materials listed on Schedule 4.7, each of which, to the knowledge of such Seller, fairly presents and reflects all of the information and transactions purported to be covered thereby and are not contradicted by any undisclosed document or are otherwise impaired, bear genuine signatures, if signed, and if unsigned are true, correct and complete copies of agreements which have been duly signed by appropriate parties thereto, and if copies, conform to the originals.

  4.8 Books and Records. The Company's, the Swedish Subsidiary's and the Finnish Subsidiary's books of account and other financial records have been kept in accordance with all Applicable Laws, and fairly present and reflect all of the transactions entered into by the Company, the Swedish Subsidiary and the Finnish Subsidiary, respectively, and as to which the Company, the Swedish Subsidiary or the Finnish Subsidiary is a party. The DD Information contains complete and accurate copies of the Articles of Association of the Company, the Swedish Subsidiary and the Finnish Subsidiary, as amended to the date hereof. The DD Information contains complete and accurate record for the last five years of any and all meetings, of the shareholders and the board of directors of the Company, the Swedish Subsidiary and the Finnish Subsidiary and copies of the respective share registers of the Company, the Swedish Subsidiary and the Finnish Subsidiary, which contain complete and accurate records of all of the issued and outstanding shares of the Company, the Swedish Subsidiary and the Finnish Subsidiary, respectively, subject to the Finnish Transaction. The minutes of all general meetings of shareholders and all board meetings of the Company, the Swedish Subsidiary and the Finnish Subsidiary, respectively, have been kept in accordance with all Applicable Laws.

  4.9 Financial Statements. The DD Information contains true and correct copies of the Financial Statements. The Financial Statements have been prepared in accordance with all Applicable Laws and consequently present fairly in all material respects the consolidated financial position of the Company and the consolidated results of its operations as of the date and for the period specified therein in conformity with generally accepted accounting principles in Sweden applied on a consistent basis, except as otherwise set forth in the notes to such Financial Statements, if any. The balance sheet included in the Financial Statements contains and reflects such reserves as were required under generally accepted accounting principles in Sweden applied on a consistent basis, except as otherwise set forth in the notes to such Financial Statements, if any. Neither the Company, nor the Swedish Subsidiary, nor the Finnish Subsidiary has or will have any liability or obligation of any nature, kind or description (whether absolute, accrued, contingent or otherwise, and whether due or to become due) with respect to any period ending on or before the Closing Date other than as provided for on the Closing Balance Sheet.

  4.10 No Material Adverse Change. Save for economic and market changes affecting trading companies, that are active in the same industry as the Group, as a whole, since December 31, 2000, there has not been any material adverse change in the business, financial condition or results of operations of the Group including in their properties, assets, revenues, earnings, inventory, relationships with suppliers and customers, labor or labor relations.

  4.11 Taxes. True and complete copies of all national, local and foreign income tax returns of the Company and the Subsidiaries have been included in the DD Information for the fiscal years 1996-2000, as applicable . The Company and the Subsidiaries have filed all tax returns and reports which are required by law to be filed, including, but not limited to, returns for national, local and foreign income and other taxes and governmental charges upon any of their respective properties, assets, income or franchises and all taxes, interest, penalties, assessments or deficiencies which have become due have been paid in full. The Closing Balance Sheet shall reserve or provide in full for all accrued but unpaid taxes for which the Company or any of the Subsidiaries is liable at the Accounting Date in respect of all periods up to the Accounting Date. Neither the Company nor either Subsidiary has ever been audited by the tax authorities.

  4.12 Title to Assets. The Company and the Subsidiaries have good and marketable title, free and clear of any claim, liability, restriction or adverse right of use or ownership, or Liens, other than under Applicable Laws, to all of their respective assets.

  4.13 Customer Orders. All unfilled customer orders and commitments to customers of the Group on hand as of the Closing Date have been made in the usual and ordinary course of business and are at a price which will generate a gross margin for the Company or the Subsidiaries, except to the extent reflected in the Closing Balance Sheet.

  4.14 Purchase Orders. All unfilled purchase orders and commitments of the Group to suppliers of goods marketed by the Group on hand as of the Closing Date have been made in the usual and ordinary course of business in normal quantities and at normal market prices prevailing at the time when such orders and commitments were made and the Sellers have no reason to believe that such goods can not be sold at sales prices which will generate a gross margin for the Company or the Subsidiaries, as the case may be, except to the extent reflected in the Closing Balance Sheet.

  4.15 Leases. The DD Information contains true and complete copies of all leases (including subleases) to which the Company or any of the Subsidiaries is a party as of the Closing Date. Each such lease is valid and subsisting and in full force and effect. The Company and the Subsidiaries, and to the best of such Seller's knowledge, the lessor (or sublessor) thereof have performed in all material respects their respective obligations, and there is no breach thereof, default thereunder, or event which, with the giving of notice, the passage of time or both, would result in a breach or default on the part of the Company or either Subsidiary or, to the best of such Seller's knowledge, such lessor, under any such lease. Neither the Company nor the Subsidiaries have assigned, hypothecated, pledged, mortgaged or encumbered its interests, or any part thereof, as lessee under any such lease. All property leased by the Group has been maintained in accordance with the terms of the applicable leases and all personal property leased by the Group is in good working condition, ordinary wear and tear excepted.

  4.16 Contracts. There have been disclosed in the DD Information (i) all long-term, unusual, material or significantly onerous contracts and commitments of the Group now outstanding or which will become capable of giving rise to such a contract by an order or acceptance by another party, (ii) all outstanding supplier, agency, distribution or license agreements which are material to the business of the Group (herein called "Contracts"). The Company, the Subsidiaries and, to the best of such Seller's knowledge, the other parties thereto have performed in all material respects their respective obligations and duties under all such Contracts and there is no breach thereof or default thereunder, or event which, with the giving of notice, the passage of time or both, would result in a breach or default on the part of the Company, either Subsidiary or, to the best of such Seller's knowledge, any such other party, under any such Contracts.

  4.17 Permits, Licenses and Consents. All material permits, licenses, certificates, consents and other authorizations (herein collectively called "Permits") that relate to and are necessary for the operation of the business of the Group as presently conducted or to own the property presently owned by the Group or lease the property presently leased by the Group have been obtained by the Group and are included in the DD Information. The Company and each Subsidiary are in compliance with all such Permits, and all such Permits are in full force and effect.

  4.18 Proprietary Rights. All registered Proprietary Rights owned by and all material Proprietary Rights licensed to the Company and either Subsidiary (pursuant to license agreements or otherwise), if any, have been specified in the DD Information. With respect to the Proprietary Rights used by the Group in its business as presently conducted:

  4.18.1 The transactions contemplated by this Agreement in no way adversely alter or impair the Company's or either Subsidiary's right to any Proprietary Rights used in the business of the Group as presently conducted.

  4.18.2 Neither such Seller, nor the Company, nor either Subsidiary has received any notice or claim of infringement, or any claim challenging or questioning the validity or effectiveness, of any of the Proprietary Rights used in the business of the Group and such Seller does not know of any valid basis for any such claim. The validity or effectiveness of any such Proprietary Rights has not been challenged or questioned in any prior or pending litigation to which the Company or any of the Subsidiaries is a party.

  4.18.3 Neither the Company nor either Subsidiary is liable, nor have any of them made any contract or arrangement whereby any of them is or may become liable, to any person for any royalty or other compensation for use of any of the Proprietary Rights used in the business of the Group as presently conducted, except as disclosed in the DD Information.

  4.19 Accounts Receivable. All of the Group's receivables which will be reflected in the Closing Balance Sheet will be paid at full book value within six (6) months following the Closing Date, except to the extent that provision for non-collection will be reflected in the Closing Balance Sheet, and provided that the Group continue to use the present methods and routines used by the Group in the collection of its receivables and that Sellers shall have the right to acquire against payment in cash each such receivable when it has fallen due. Such receivables shall not include any amount with respect to shipments on consignment or approval.

  4.20 Litigation. There is no legal action, suit, arbitration, or other legal, administrative or governmental proceeding pending or, to the knowledge of such Seller, threatened against or relating to the Company or either Subsidiary, their businesses or assets, Sellers, the Shares or the shares of the Subsidiaries, at law, in equity, or before any governmental department, commission, board or agency, nor is such Seller aware that there is a basis for any of the foregoing. Neither the Company nor any Subsidiary is in default with respect to any judgment, injunction, order or decree of any court or any Governmental Authority by which it or any of its assets is bound or subject. No such judgment, injunction, order or decree is now in effect which in any way restrains or limits the Company or either Subsidiary in the conduct of its business as presently conducted.

  4.21 Inventories. The inventories of Group as of the Accounting Date included in the Closing Balance Sheet will consist of items of a quality and quantity which are deemed good, usable and saleable in the usual and ordinary course of business of the Group (within one year based on historical sales of such products by the Company or the Subsidiaries, as the case may be) at customary prices therefore and do not include any items which are damaged, obsolete or below standard quality. Products with less than one year's sales history are equivalent to specifications of the manufacturer's current production of such items and to such Seller's knowledge saleable in the next year. Inventory that does not meet the above conditions shall be reflected in the Closing Balance Sheet at no value.

  4.22 Fixed Assets. All of the equipment, properties and tangible assets of the Company and the Subsidiaries are in good condition and repair, ordinary wear and tear excepted, and are suitable for the present uses thereof.

  4.23 Product Warranties. Neither the Company nor either Subsidiary has prior to the date of this Agreement made any express warranty or guaranty with respect to products shipped or delivered by the Company or either Subsidiary that deviate from the standard warranties provided by the manufacturers of such products which in the form as they are currently in effect have been made available to Purchaser for its review, or the warranties in the customer agreements included in the DD Information.

  4.24 Labor Contracts and Controversies. Neither the Company nor either Subsidiary is a party to any collective bargaining agreement with any labor union or any local or subdivision thereof. To such Seller's knowledge, there is no current union organizing activity among any of the employees of the Company or either Subsidiary or any union representative petition pending or threatened. There are no controversies pending before any court or governmental agency or pursuant to any internal grievance procedure, or to such Seller's knowledge, threatened, including, without limitation, any unfair labor practice charges involving the Company or either Subsidiary.

  4.25 Retirement and Benefit Plans. All medical, health, hospitalization, life insurance, retirement and other employee benefit plans, policies and programs, including, without limit, vacation and sick pay, in effect provided by the Company or the Subsidiaries to any of the employees of the Company or the Subsidiaries are in compliance with the provisions of all Applicable Laws. There are no liabilities or obligations of the Company or either Subsidiary under or in connection with any such plan (including, without limitation, for contributions for any prior years or the current year if one were to be made as in accord with prior years) attributable to any period of time prior to the Accounting Date except as will be included on the Closing Balance Sheet.

  4.26 Employees. The particulars disclosed in the DD Information in respect of the employees of the Group are in all material respects true and correct and include descriptions of all bonus arrangements to which the Company or any of the Subsidiaries is a party.

  4.27 Bank and Safe Deposit Arrangement. The DD Information contains a true, correct and complete list of all bank accounts and safe deposit boxes, and all authorized signatories on said bank accounts and safe deposit boxes of the Company and the Subsidiaries.

  4.28 Insurance. The DD Information contains descriptions of all policies of insurance covering the Company and the Subsidiaries, their businesses or assets and the nature and extent of the coverage thereunder. All such policies are (i) valid, outstanding and enforceable policies and in full force and effect and (ii) provide adequate insurance coverage for the assets and the operations of the Company and the Subsidiaries, as the case may be. Neither the Company nor any Subsidiary has been refused any insurance with respect to any of its assets or any aspect of the operations of its business, nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three years. There are no pending insurance claims for losses related to the assets or business of the Company and the Subsidiaries.

  4.29 Suppliers. The DD Information contains a true and correct list of all major suppliers and vendors, by SEK volume of purchases sales for the fiscal year ended December 31, 2000, which currently supply the Company and the Subsidiaries with products which are currently marketed by the Group. Such Seller has no knowledge of any impending termination, cancellation, limitation, modification or adverse change to the Company or the Subsidiaries' relationships with any such supplier or vendor, or which is likely to result from the consummation of the sale of the Shares to Purchaser, except as specified in Schedule 4.5.

  4.30 Customers. The DD Information contains a true and correct list of all major customers of the Company and the Subsidiaries by SEK volume of sales for the fiscal year ended December 31, 2000, and for the five-month period ending on May 31, 2001. Such Seller has no knowledge of any impending termination, cancellation, limitation, modification or adverse change to the Company or Subsidiaries' relationship with any customer, or which is likely to result from the consummation of the sale of the Shares to Purchaser.

  4.31 Transactions With Related Parties. Neither any Seller, nor any of their respective spouses, children or any person closely related to any of them owns any equity interest, directly or indirectly, in any proprietorship, firm, company, corporation, partnership or other business entity which (i) is a competitor of the Company or either Subsidiary, (ii) is a customer or supplier of the Company or either Subsidiary, or (iii) has any contractual or business relationship with the Company or either Subsidiary; provided that the foregoing does not apply to the ownership by any of them of not more than two per cent (2%) of the outstanding securities of any corporation or partnership listed on a national securities exchange.

  4.32 Sufficiency of Assets. The assets of the Company and the Subsidiaries together with assets that are leased or licensed to them are sufficient to enable them to conduct the business of the Group substantially as presently being conducted by it.

  4.33 No Brokers or Finders. No person, firm or corporation has or will have as a result of any action taken on or prior to the Closing Date of the Company, either Subsidiary, Sellers or the Company's or the Subsidiaries' employees, agents or representatives, any right, interest or valid claim against the Company or any of the Subsidiaries or the Purchaser or Parent for any commission, fee or other compensation as a finder or broker, or for acting in any similar capacity in connection with this Agreement or the transactions provided for herein.

  4.34 Post Accounting Date. Since the Accounting Date, except as disclosed in the Agreement or the Schedules hereto, the Company has conducted its business in a manner not materially different from its past practices and only in the usual and ordinary course, and consistent therewith the Company and each Subsidiary:

  4.34.1 Has preserved intact the present business organization, kept available the services of its employees, and preserved its relationships with its customers and suppliers.

  4.34.2 Has maintained all of its assets and properties in customary repair, order and condition, reasonable wear and use and damage by fire or unavoidable casualties excepted.

  4.34.3 Has maintained its books, accounts and records in the usual and regular manner on a basis consistent with prior years.

  4.34.4 Has duly complied with all laws and regulations applicable to its business.

  4.34.5 Has not issued or sold, or issued any rights to purchase or subscribe to, or subdivide or otherwise change, any shares of its stock of any class.

  4.34.6 Has not declared, set aside, or paid any dividends on, or made any distribution in respect of common stock of any class.

  4.34.7 Has not purchased, redeemed or otherwise acquired, directly or indirectly, any of the Company's stock of any class.

  4.34.8 Has not sold all or substantially all of its assets and properties, or changed in any manner the rights of its shares of capital stock or the character of its business.

  4.34.9 Has not encumbered, mortgaged, pledged or permitted any Lien to exist against any of it assets.

  4.34.10 Has not sold, assigned or otherwise disposed of any interest in any tangible or intangible asset, or cancelled any debt or claim, except in the ordinary course of business and for fair and adequate consideration in money's worth, except for write-downs and write-offs of accounts receivable to reflect uncollectible amounts.

  4.34.11 Has not made or promised any increase in salaries or other compensation, other remuneration or employment benefits of any officer, director or other employee, except for customary adjustments made in the ordinary course of business.

  4.34.12 Has not instituted, settled or agreed to settle any action or proceeding materially affecting any of its assets or its capital shares which is before any court or other body.

  4.34.13 Has not incurred any liability except in the ordinary course of business consistent with past practices.

  Representations, Warranties and Covenants of Purchaser.

  Purchaser represents, warrants and covenants to each of the Sellers that the following statements are true and correct as of the Accounting Date and Closing Date:

  5.1 Organization, Good Standing and Power. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation , and has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as now being conducted, and to enter into this Agreement and perform its obligations hereunder. Each of Parent and Purchaser is authorized to do business and is in good standing in all jurisdictions where the nature of its business or the property owned, leased or operated by it so requires and failure to be so qualified would have a material adverse effect upon it.

  5.2 Authority and Binding Obligation. All corporate action necessary to authorize the execution and delivery by each of Parent and Purchaser of this Agreement and the other documents required to be executed by each of Parent and Purchaser hereunder, and the performance of its obligations hereunder and thereunder have been duly taken. The execution and delivery of this Agreement and the other documents required to be executed by Parent or Purchaser hereunder and the performance of Parent's and Purchaser's covenants and agreements herein and therein contained do not and will not violate or conflict with any provision of the Articles of Incorporation or By-Laws of Parent or Purchaser, constitute or result in any material breach of any of the terms, conditions or provisions of, or constitute a default under, any provision of law known to Parent or Purchaser or any indenture, agreement or other instrument of which Parent or Purchaser is a party or by which it may be bound, or any order, decree, judgment, regulation or law of any court or governmental body having jurisdiction over Parent or Purchaser and, with respect to the Parent and Purchaser, do not and will not require the consent or approval of any other person, court or governmental authority. This Agreement is a legal, valid and binding obligation of Parent and Purchaser, enforceable in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or the availability of equitable remedies.

  5.3 No Brokers or Finders. No person, firm or corporation has or will have as a result of any action by Parent or Purchaser or Parent's or Purchaser's employees agents or representatives any right, interest or valid claim for any commission, fee or other compensation as a finder or broker, or for acting in any similar capacity, in connection with this Agreement or the transactions provided for herein.

  5.4 Based on information in Parent's or Purchaser's possession, neither Parent nor Purchaser is aware that Purchaser has an actual existing claim under any representation, warranty or covenant given by such Seller in this Agreement. Schedule 5.4 lists all of the due diligence reports prepared by Parent, Purchaser and their advisors in connection with the transactions contemplated by this Agreement, copies of which have been delivered to each Seller.

  Additional Agreements.

  6.1 Access to Information. Sellers have made available to Purchaser and its authorized representatives all such information concerning the affairs of the Company and the Subsidiaries, including all properties, books, records, accounts and other documents, for their inspection and review, and such access to the Company's and each Subsidiary's officers and employees, and agents and representatives of the Company and the Subsidiaries, including the Company's and the Subsidiaries' accountants and their work papers, at their respective offices, as Purchaser has requested from time to time.

  6.2 Accounting of Payments of Account Receivables. All reasonable collection expenses, including without limitation attorneys' fees, and other costs incurred in connection with the collection of an account receivable shall be charged against the account receivables collections. It is agreed that all payments received from any account that pays a specific invoice shall be applied to the invoice being paid. If any payments are received from any account that does not specify or otherwise pay a specific invoice, said payment shall be applied first against the oldest invoice remaining due from such account; provided that this method shall not be used if the account at any time shall in writing deny or question its liability in whole or in part for any invoice, in which event said invoice shall not be considered as paid until it is actually paid.

  6.3 Product Warranties. Sellers shall, on a several but not joint basis, be responsible for all costs incurred, net of any tax consequences, by any member of the Group relating to any claims made by customers within the applicable period arising under any warranties or guarantees relating to products shipped or delivered by the Company or the Subsidiaries on or prior to the Closing Date, except to the extent such claims can be satisfied under warranties provided by the manufacturers of such products; provided, however, that Sellers shall have no liability with respect to such customer claims until same exceed any reserve therefor reflected on the Closing Balance Sheet. Seller's liability under this section 6.3 shall be subject to each of the limitations set forth in Sections 9.2.2, 9.2.4 and Article 10 hereof. If a customer makes such a claim within the applicable period, and in the judgment of Purchaser the claim is proper, Purchaser shall advise Sellers thereof in writing and the Company or a Subsidiary, as the case may be, will perform appropriate repairs, rework and replacements with respect thereto. Purchaser shall report to Sellers, quarterly, in writing, of the status of warranty claims received, setting forth the estimated amount of each claim, the claims resolved, the costs incurred on each claim and such other data as Sellers may reasonably request. Any payments made by Sellers to Purchaser under this Section 6.3 shall be treated as a reduction in the Purchase Price.

  6.4 Discharge from Liability of Directors. Purchaser shall procure that each current board member and managing director of the Company and either Subsidiary is granted discharge from liability as regards the period of his office until the Closing Date at the respective next annual general meetings of shareholders, provided that the respective auditors recommend that such discharge be granted, but such discharge shall not affect any such director's obligations as a Seller under this Agreement.

  6.5 Registration of Resignations. Purchaser shall procure that any resignation as a director of any member of the Group by any of the Sellers is duly registered forthwith upon such Seller giving notice of such resignation.

  6.6 Specific Waiver. The Sellers waive any and all rights they may have under any agreement, provision of statute, rule, regulation, Article of Association, bylaw or other corporate document or otherwise to acquire any equity shares of the any of the Company, the Swedish Subsidiary or the Finnish Subsidiary.

  Closing Deliveries.

  Concurrently with the execution of this Agreement the parties have made the following deliveries:

  7.1 Purchaser's Deliveries. Concurrently herewith, Purchaser has executed and delivered, or caused to be executed and delivered, the following:

  7.1.1 Certified copy of the appropriate proceedings of the Board of Directors of Purchaser authorizing and approving this Agreement and the transactions and documents contemplated herein.

  7.1.2 Wire transfer of immediately available funds, as directed by Sellers, in the amount of the initial payment of Purchase Price determined as provided in section 3.1.1.

  7.2 Sellers' Deliveries. Concurrently herewith, Sellers have executed and delivered, or caused to be executed or delivered, the following:

  7.2.1 Certificates evidencing the Shares, duly endorsed to Purchaser.

  7.2.2 Sellers' Consultancy or Employment Agreements, duly executed by the Sellers.

  7.2.3 The share ledger of each member of the Group.

  7.2.4 Amendment to Pauli Leinonen's Employment Agreement duly executed by the parties thereto.

  7.2.5 Resignation letters from the directors of the Company.

  7.2.6 The Share Purchase Agreement between the Swedish Subsidiary and Pauli Leinonen regarding the Finnish Transaction.

  Closing Balance Sheet.

  8.1 Preparation of Closing Balance Sheet. Immediately after the Closing Date, the parties shall cause the preparation of the Closing Balance Sheet in accordance with generally accepted accounting principles in Sweden consistently applied and on a basis consistent with the Financial Statements, except as otherwise provided in this Agreement. The parties shall co-operate with the objective of agreeing upon the Closing Balance Sheet within sixty (60) calendar days after the Closing Date. If the parties are unable to agree on the Closing Balance Sheet within such sixty-day period, the Sellers shall submit in writing to Purchaser its calculation of the Closing Balance. Purchaser will then have thirty (30) calendar days after the date of its receipt of such submission to review it and shall no later than on the last day of such review period notify Sellers in writing whether or not Purchaser accepts the calculations set forth in such submission, and, if Purchaser does not accept such calculations, of its objections, such objections to be reasonably detailed and setting forth an alternative calculation, failing which (to timely give such notice) Purchaser shall be deemed to have conclusively and irrevocably accepted Sellers' calculation of the Closing Balance Sheet. Unless the parties have agreed on the Closing Balance Sheet within fifteen (15) days of Purchaser having timely informed Sellers of its objections, each party may refer the parties' differences to the CPA Firm.

  8.2 Bonus. The Closing Balance Sheet will include all liabilities and obligations of the Company or either Subsidiary under or in connection with any bonus arrangement attributable to any period of time prior to the Accounting Date.

  8.3 Computation of Parent Reference Amount and Operating Profits. Immediately after the Closing Date, Purchaser shall compute the Parent Reference Amount in accordance with generally accepted accounting principles in Sweden consistently applied and present such computation to Sellers. The parties shall co-operate with the objective of agreeing upon the Parent Reference Amount within sixty (60) calendar days after the Closing Date. Furthermore, Purchaser shall compute the Company's Operating Profit and the Operating Profit of the Parent's Nordic Operations for the periods from the Accounting Date through the first, second and third anniversary, respectively, of the Accounting Date, and for each such period the amount, if any, to be paid by Purchaser to Sellers under section 3.1.3. Such computations shall be made on a consistent basis (including, with respect to the Operating Profit of the Parent's Nordic Operations, on a basis consistent with the Parent Reference Amount), in SEK and in accordance with generally accepted accounting principles in Sweden. The parties shall co-operate with the objective of agreeing upon such respective computations within sixty (60) calendar days following each such anniversary of the Accounting Date. If the parties are unable to reach an agreement as provided in this section 8.3 within the applicable time period set forth herein, then Purchaser shall, not later than on the last day of such time period, submit in writing to Sellers its calculations and determination of the relevant amount(s) along with a written statement supporting such calculations. Sellers will then review such submission. Unless the parties then agree on the relevant amount(s), Sellers may refer the computation and determination thereof to the CPA Firm.

  8.4 The CPA Firm. The CPA Firm shall, acting as arbitrator (and not as expert), make a determination as to each of the items in any dispute which has been submitted to it under any of the foregoing sections in this Article 8. Such determination shall be in writing, furnished to each party as promptly as practicable and in any event not later than ninety (90) days after such submission and final and conclusive and binding upon each party. Each party shall co-operate fully with the CPA Firm and make readily available all relevant books and records and work papers and the CPA Firm shall have full and free access to the data involved at all reasonable times during business hours. All parties shall be jointly and severally liable for the fees and expenses of the CPA Firm. Such fees and expenses shall be borne between the parties as determined by the CPA Firm, which in conjunction with its determination shall allocate such fees and costs between the parties in accordance with the principles set forth in Chapter 18 of the Swedish Code of Judicial Procedure.

  8.5 Co-operation. Each party agrees and undertakes to co-operate and provide each other party, including its external financial advisers or auditors, full and free access to such information, books, records and work papers and personnel as the other party may reasonably request in connection with the subject matters of this Article 8.

  Indemnification and Survival.

  9.1 Indemnification by Sellers. Notwithstanding any investigation by or knowledge of Purchaser, each Seller hereby agrees, severally, to defend, indemnify and hold Purchaser harmless from and against any and all losses, liabilities, damages, costs and expenses, including reasonable legal fees and expenses relating thereto, net of tax consequences to the extent there are tax consequences ("Losses") incurred by the Purchaser or any entity of the Group arising out of or resulting from or in connection with any misrepresentation or breach of warranty made by Sellers in Article 4 of this Agreement. Each Seller's liability to compensate the Purchaser shall be several and not joint.

  9.2 Limitation of Sellers' Liability. Notwithstanding anything to the contrary in this Agreement, the parties specifically agree that each Seller's liability under this indemnification with respect to representations and warranties shall be subject to each of the following limitations:

  9.2.1 All claims payable to Purchaser under this Article 9 shall be treated as a reduction in the Purchase Price.

  9.2.2 If Purchaser or any member of the Group recovers any payment or reduces any cost in respect of a Loss for which either Seller previously has compensated Purchaser under this Article 9, Purchaser shall, or shall cause, a refund to such Seller of the recovered amount or the amount of reduced cost relating to such Loss.

  9.2.3 Such Seller's liability is limited to liability for breaches of the representations and warranties expressly set forth in Article 4 and indemnification pursuant to this Article 9 shall be the only remedy available in case of breach of such representations and warranties.

  9.2.4 No claim may be made by Purchaser and no liability shall arise in respect of any Loss to the extent such Loss

  (i) occurs as a result of any legislation, regulations or tax rates not in force at the Closing Date, or which take effect retroactively, or occurs as a result of any change in the generally established practice of relevant Governmental Authorities; or

  (ii) is recoverable under a policy of insurance in force at the Closing Date which would have been recoverable had the insurance protection level which existed at the Closing Date continued to the extent of such recovery; or

  (iii) is the subject of an accrual, allowance, provision or reserve in the Closing Balance Sheet to the extent such Loss and all other similar items included within such accrual, allowance or provision does not, in the aggregate, exceed such accrual, allowance or provision; or

  (iv) is indirect or consequential (including but not limited to loss of profit, loss of business opportunities and loss of goodwill for Purchaser or any entity within the Group); or

  (v) reduces any amount payable by Purchaser to Sellers under Section 3.1.3 because such Loss adversely affects the Operating Profit of the Company or the Operating Profit of Parent's Nordic Operations.

  9.3 Defense of Third-Party Claims. Purchaser shall give written notice as promptly as is reasonably practicable to the Sellers of the assertion of any third-party claim of which indemnity is claimed by the Purchaser under this Article 9, but delay in giving such notice shall not relieve Sellers of their obligations in this Article 9, except to the extent such delay shall have adversely prejudiced the Sellers. The Sellers shall have the right to control the handling and defense, at their expense, and with counsel and representatives selected by them that are reasonably acceptable to the Purchaser, of any third-party claim for which they may be liable for indemnification, and the Sellers shall have the right to compromise or settle said third-party claim being handled by them as they deem advisable with the prior consent of the Purchaser, which consent shall not be unreasonably withheld. The Purchaser shall have the right to participate in, but not to control, the handling and defense of any such third-party claim, at its expense, and with counsel and representatives selected by it. If the remedy sought in any such third-party claim for which the Sellers may be liable for indemnification shall be for other than a sum certain, payable in cash, or, in the reasonable judgment of the Purchaser, would have a material adverse affect upon the business of the Company, either Subsidiary or Purchaser, the Purchaser may at any time elect to conduct and control such third-party claim with counsel and representatives selected by it, and in such case the fees and expenses of such counsel and representatives shall be borne by the Sellers. The Sellers shall cooperate fully therein at its own expense and the Sellers shall have the right to participate in, but not control, the handling and defense of such third-party claim, at their own expense and with counsel and representatives selected by them. The Purchaser shall have the right to compromise or settle any such third-party claim so being handled by it, as it reasonably deems advisable. If any proposed compromise or settlement involves solely money damages for a sum certain, payable in cash, and such settlement is objected to by the Purchaser, the Sellers shall not consummate said settlement; provided that the Sellers shall be fully relieved of and released from all liability for indemnification or otherwise with respect thereto by tendering to the Purchaser the amount of such proposed settlement, and the Purchaser shall assume all responsibility for said third-party claim.

  Notwithstanding anything set forth herein to the contrary, the Purchaser, the Company or any Subsidiary shall not be required to refrain from paying any claim which has matured by a court judgment or decree, unless an appeal is duly taken therefrom and execution thereof has been stayed, nor shall the Purchaser, the Company or either Subsidiary be required to refrain from paying any claim where delay in paying such claim would result in the foreclosure of any lien upon any of Purchaser's, the Company's or either Subsidiary's assets or where any delay in payment would cause the Purchaser, the Company or either Subsidiary a material economic hardship; provided, however, that such action by the Purchaser, the Company or either Subsidiary shall not in any way be determinative or presumptive as to the existence or extent, if any, of the Sellers' liability to indemnify such claim hereunder.

  9.4 Survival. All of the respective representations, warranties and covenants contained in this Agreement or in any other document or instrument delivered by or on behalf of any party hereunder or pursuant hereto, shall survive the execution and delivery and consummation of this Agreement.

  General Limits.

  10.1 Notwithstanding anything to the contrary in this Agreement, each Seller's aggregate liability for all claims under this Agreement shall in no event exceed a maximum amount of SEK 32.5 million.

  10.2 Notwithstanding anything to the contrary in this Agreement, no Seller shall be liable to compensate Purchaser in respect of any claim under this Agreement unless such claim is notified to such Seller not later than two (2) years after the Closing Date, provided, however, that with respect to any claim arising out of or related to (i) taxes such limitation period shall be coterminous with the applicable statutory limitations period with respect to such taxes plus ninety (90) days, (ii) any claim asserted by third parties including environmental matters and claims by Governmental Authorities (other than claims arising out of or related to taxes) such limitation period shall be extended to three (3) years, (iii) any breach by such Seller of the Covenant Not to Compete, such limitation shall be coterminous with the expiration of the non-compete period plus one hundred eighty (180) days, and (iv) with respect to any breach of such Seller's warranty of title under Section 4.1, the foregoing limitation shall not apply and such claim shall survive the Closing Date without any such limitation period being applicable.

  10.3 Notwithstanding anything to the contrary in this Agreement, no Seller shall be liable to compensate Purchaser in respect of any claim under this Agreement unless such Seller has received not later than fourty (40) calendar days from the date on which the Parent or the Purchaser obtained actual knowledge (Sw. faktisk vetskap) of the circumstances giving rise to such claim, a written notice of such claim from Purchaser accompanied by reasonable particulars of the nature and amount of such claim to the extent reasonably practicable.

  Covenant Not to Compete.

  Each of the Sellers covenants and agrees that he shall not, during his employment or consultancy relationship, as the case may be, with the Company, either Subsidiary, Parent or Purchaser or an affiliate of Purchaser and continuing through the period which is two (2) years following termination of such employment or consultancy agreement, as the case may be, directly or indirectly, as a director, principal, partner, agent or employee on his own behalf or on behalf of any other person, firm, company or other organization engage in the design, manufacture, sale or distribution of products which serve or perform the same purpose or function as products sold or offered for sale by the Company, the Subsidiaries, Parent or any of their subsidiaries or affiliates on or before the Closing Date in any geographic area in which the Company or either Subsidiary was engaged in business on or before the Closing Date. Each of the Sellers covenants and agrees that for a period for seven (7) years from the expiry of such employment or consultancy agreement, as the case may be, he will not solicit any employee, customer or supplier of the Company, any Subsidiary, Parent, Purchaser or its affiliates to terminate his, her or its employment or business relationship with the Company, any Subsidiary, Parent, Purchaser or its affiliates. Further, each of the Sellers covenants and agrees that he will not use or reveal any secret or confidential information relating to the business of the Company, any Subsidiary, Parent, Purchaser or its affiliates; provided, however, that the foregoing shall not apply to any information which, following the Closing Date, is received by Sellers from a third person other than the Company, any Subsidiary, Parent, Purchaser or its affiliates who is lawfully in possession of such information and not in the violation of any contractual or legal obligation to the Company, a Subsidiary, Parent or Purchaser with respect to such information, or which is public knowledge or within the public domain other than as a result of disclosures by such Seller after the Closing Date. It is the desire and intent of the parties that the terms and provisions of this Article 11 are enforced to the fullest extent permissible under the law and public policy applied by any jurisdiction in which enforcement is sought. Accordingly, if and to the extent that any portion of this Article 11 shall be adjudicated to be invalid or unenforceable because it covers too extensive a geographical area or too long a period of time, then said portion shall be deemed reformed to the least extent necessary to make such portion valid and enforceable.

  Notices.

  All notices, requests, demands and other communications hereunder shall be in writing, and shall be deemed to have been given when delivered in person or received by first class, registered or certified mail, return receipt requested, postage and registration or certification fees prepaid, or delivered by reliable overnight delivery service, providing a receipt or other evidence of delivery, or by facsimile with a copy also delivered by any of the foregoing means:

  If to Purchaser or Parent:

  Richardson Electronics, Ltd.
  40 W 267 Keslinger Road
  PO Box 393
  LaFox, IL 60147-0393
  U.S.A.
  Attention: Legal Dept.
  Fax: +1 (630) 208-2950

  If to any Seller:

  Ronny Gustafsson
  Silverdalsvägen 13
  SE-178 34 EKERÖ
  Sweden
  Fax +46-522-64 19 10
  and
  Leif Sandberg
  Hågavägen 41
  SE-168 54 BROMMA
  Sweden

  or at such other address as hereafter shall be furnished by a notice sent in like manner by such addressee to the others.

  Miscellaneous.

  13.1 Severability. Every provision of this Agreement is intended to be severable, and, if any term or provision is determined to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement.

  13.2 Schedules, Exhibits and Headings. The Schedules and Exhibits to this Agreement are hereby made a part hereof and shall be construed with and as an integral part of this Agreement. The headings of the various Articles and paragraphs of this Agreement have been inserted for convenience only, are not a part of this Agreement, and shall not be deemed in any manner to modify, explain, enlarge, or restrict any of the provisions of this Agreement.

  13.3 Expenses. Except where otherwise expressly provided for in this Agreement, each of the parties hereto shall pay their own expenses, including without limitation the fees and expenses of their respective attorneys and accountants, and Sellers shall bear the Company's or the Subsidiaries' expenses, in connection with this Agreement and the transactions contemplated herein.

  13.4 Waiver. Failure or delay on the part of any of the parties hereto to exercise any right, power or privilege hereunder, or under any instrument executed pursuant hereto, shall not operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or of any other right, power or privilege. All waivers hereunder must be in writing.

  13.5 Further Assurances. Following the Closing, the parties, without further consideration of any kind, shall each execute and deliver, or cause to be executed and delivered, such other instruments, and take, or cause to be taken, such other action, as shall reasonably be requested by another party hereto to more effectively assign, transfer and convey the Shares to Purchaser or to more effectively carry out the other terms and provisions of this Agreement. Sellers shall use reasonable efforts to assist Purchaser in effecting a smooth transition in ownership and operation of the Company and the Subsidiaries after the date hereof, but Sellers shall not be required to incur any cost or expense other than as specifically provided herein.

  13.6 Entire Agreement. This Agreement (including the Schedules and other documents referred to herein as having been delivered or furnished by either party to the other) constitutes the entire Agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, personal representatives, successors and assigns, and, if a corporate party, their respective parents, subsidiaries, affiliates, successors and assigns.

  13.7 Amendments. This Agreement may not be modified or changed except by an instrument or instruments in writing signed by the parties hereto.

  13.8 Governing Law. This Agreement shall be governed and construed and enforced in accordance with the laws of Sweden without regard to its conflicts of law provisions.

  13.9 Gender and Number. Whenever the context requires or permits, words used in the singular shall be construed to mean or include the plural and vice versa, and pronouns of any gender or neuter shall be deemed to mean or include any other gender and neuter.

  13.10 Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary or convenient, each of which when so executed shall be deemed an original, but all such counterparts shall constitute one and the same instrument.

  13.11 Public Announcement. No Seller will make any public announcement or disclosure or publicity release pertaining to the existence of this Agreement or the subject matter contained herein without the prior consent of Purchaser; provided, however, that each party shall be permitted to make such disclosures to the public or to governmental agencies as its counsel shall deem necessary to comply with any Applicable Law.

  13.12 Specific Performance and Injunctive Relief. The parties hereto expressly acknowledge and agree that the Shares are special and unique and that a breach of any of the terms or provisions of this Agreement in respect to the sale and purchase thereof will result in irreparable injury for which there is no adequate remedy at law, and therefore, Purchaser shall be entitled to equitable relief and specific performance to compel compliance hereunder.

  13.13 Fax Copies. Purchaser and Sellers agree that "Facsimile" transmissions of signed documents shall be regarded and accepted as if they bore original signatures. Promptly after such Facsimile transmission the original documents bearing the original signatures shall be provided to the other party.

  13.14 Arbitration. Except for matters to be resolved as provided in section 8.4, any other dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or invalidity thereof shall be finally settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The arbitration tribunal shall be composed of three arbitrators. The place of the arbitration shall be Stockholm and the arbitral proceedings shall be conducted in the English language.

  13.15 Parent Obligation. The Parent hereby guarantees as for its own debt (Sw. såsom för egen skuld) the due performance of Purchaser's obligations under this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

	Sellers:		Shares:
		\s\ Ronny Gustafsson Ronny Gustafsson	500
		\s\ Leif Sandberg Leif Sandberg	500
	Purchaser:
		Nybyggaren 10:1036 AB under change of name to Richardson Sweden Holding AB. By:\s\ Pierluigi Calderone, Director Pierluigi Calderone, Director
	Parent:
[Corporate Seal]		Richardson Electronics, Ltd. \s\ Edward J. Richardson Edward J. Richardson, Chairman of the Board
Attest By:
By: \s\ William G. Seils William G. Seils, Secretary